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Exhibit 99.(a)(1)(G)

ACCELRYS, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT
(AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN)

        Pursuant to its Amended and Restated 2004 Stock Incentive Plan (the "Plan"), ACCELRYS,  INC. (the "Company"), hereby grants to you (the "Participant") that number of restricted units of Common Stock (the "Restricted Stock Unit Award") subject to the terms and conditions below. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Plan, a copy of which is attached hereto as Attachment 1.

        1.    GOVERNING PLAN DOCUMENT.    Your Restricted Stock Unit Award is subject to all of the provisions of the Plan, which provisions are hereby made a part of this Restricted Stock Unit Award Agreement. In the event of any conflict between the provisions of this Restricted Stock Unit Award Agreement and the provisions of the Plan, the provisions of the Plan shall control in all respects.

        2.    DETAILS OF RESTRICTED STOCK AWARD.    The details of your Restricted Stock Award Unit are as follows:

Number of Shares of Common Stock Subject to Award:
Award Date:
Vesting Schedule:	Equal annual installments over the three (3) year period commencing with the Award Date

        3.    SATISFACTION OF VESTING RESTRICTIONS.    No shares of Common Stock will be issued to you pursuant to your Restricted Stock Unit Award until such shares vest in accordance with the Vesting Schedule indicated in Section 2. As soon as practicable after the date on which shares of Common Stock subject to your Restricted Stock Unit Award vest, the Company will issue to you, free from further vesting restrictions, certificates representing such vested whole shares of Common Stock.

        4.    TERMINATION OF EMPLOYMENT OR SERVICE WITH THE COMPANY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES.    If, at any time prior to the vesting in full of the shares of Common Stock subject to your Restricted Stock Unit Award, your full- or part-time employment or service with the Company or any of its Subsidiaries or Affiliates terminates for any reason, the unvested portion of your Restricted Stock Unit Award shall be canceled and become automatically null and void.

        5.    REPRESENTATIONS.    In connection with the acquisition of shares of Common Stock pursuant to this Restricted Stock Unit Award Agreement, you represent and warrant to the Company that you have no present intention of distributing or selling the Common Stock, except as permitted under applicable securities laws. You further acknowledge and agree that your ability to sell the Common Stock may be limited by the Securities Act (including, without limitation, Rule 144 promulgated under the Securities Act) and by the terms and conditions of the this Restricted Stock Award Unit Agreement and the Plan.

        6.    NOT A CONTRACT OF EMPLOYMENT.    By executing this Award, you acknowledge and agree that (i) nothing in this Award or the Plan confers on you any right to be employed by or continue any employment, service or consulting relationship with the Company or any of its Subsidiaries or Affiliates; and (ii) the Company would not have granted this Award to you but for this acknowledgement and agreement. Under no circumstances will the Plan or this Restricted Stock Unit Award Agreement be considered to be part of the terms and conditions of your employment with the Company or any of its Subsidiaries or Affiliates that employs you.

        7.    TAXES.    By signing this Restricted Stock Unit Award Agreement, you acknowledge that you shall be solely responsible for the satisfaction of any taxes that may arise, and neither the Company nor any of its Subsidiaries or Affiliates, nor the Administrator, shall have any obligation whatsoever to pay such taxes. To the extent the Company, or any of its Subsidiaries or Affiliates, is required to pay any tax as a result of your receipt or exercise of this Award, you will indemnify the Company for any such payment. You may be liable to pay income tax, by virtue of the U.K. Income Tax (Earnings and Pensions) Act 2003, on a proportionate part of the increase in value of your Restricted Stock Unit Award when restrictions on such Award lapse. In addition, you may be liable to pay primary class 1 National Insurance Contributions. You acknowledge and agree that it is a condition of this Award that you will sign a form of joint election under which you will also assume liability for any related secondary class 1 National Insurance Contributions for which the Company or any of its Subsidiaries or Affiliates may be or become liable, if the Company requests you to do so.

        8.    GOVERNING LAW; JURISDICTION AND VENUE.    This Restricted Stock Unit Award Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware without giving effect to its principles of conflicts of laws. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in the County of San Diego, State of California. Each of the parties hereto: (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of San Diego, State of California, in connection with any legal proceeding; (ii) agrees that each state and federal court located in the County of San Diego, State of California, shall be deemed to be a convenient forum; and (iii) agrees not to assert, by way of motion, as a defense or otherwise, in any such legal proceeding commenced in any state or federal court located in the County of San Diego, State of California, any claim that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Restricted Stock Unit Award Agreement may not be enforced in or by such court.

        9.    NOTICES.    Any notices to be delivered pursuant to this Restricted Stock Award Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

        10.    SEVERABILITY.    If one or more provisions of this Restricted Stock Unit Award Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Restricted Stock Unit Award Agreement and the balance of the Restricted Stock Unit Award Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

        11.    BINDING AND ENTIRE AGREEMENT.    The terms and conditions of this Restricted Stock Unit Award Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. This Restricted Stock Unit Award Agreement, together with the Plan and any attachments hereto or thereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

        12.    COUNTERPARTS.    This Restricted Stock Unit Award Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

COMPANY:	PARTICIPANT:
ACCELRYS, INC.
By:	By:
Name:	Name:
Title:

ATTACHMENT 1

ACCELRYS, INC. AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN

LINK TO THE ACCELRYS, INC. AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN LOCATED ON THE 'STOCK OPTIONS' PAGE OF THE ACCELRYS INTRANET.

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ACCELRYS, INC. RESTRICTED STOCK UNIT AWARD AGREEMENT (AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN)
ATTACHMENT 1 ACCELRYS, INC. AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN